Exhibit 99.3


                              Offer to Exchange Its
      Second Priority Senior Secured Floating Rate Exchange Notes due 2011
                                       and
                 10% Senior Subordinated Exchange Notes due 2012
                  (Registered Under The Securities Act of 1933)
                       For Any and All of Its Outstanding
           Second Priority Senior Secured Floating Rate Notes due 2011
                                       and
                     10% Senior Subordinated Notes due 2012

                                       of
                               MUELLER GROUP, INC.


To Our Clients:

     Enclosed is a Prospectus, dated              , of Mueller Group, Inc., New
York (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its Second Priority Senior Secured Floating Rate Exchange Notes due 2011 and/or 10% Senior Subordinated Exchange Notes due 2012 (together, the "New Securities"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding Second Priority Senior Secured Floating Rate Notes due 2011 and/or 10% Senior Subordinated Notes due 2012 (together, the "Old Securities") upon the terms and subject to the conditions set forth in the Exchange Offer.

     Please note that the Exchange Offer will expire at 5:00 p.m., New York City
time, on             , 2004 unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Old Securities being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Old Securities held by us for your account. A tender of such Old Securities can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Securities held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Old Securities held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.


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     Pursuant to the Letter of Transmittal, each holder of Old Securities will represent to the Company that (i) the holder is not an "affiliate" of the Company, (ii) any New Securities to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage in a distribution (within the meaning of the Securities Act) of such New Securities. If the tendering holder is a broker-dealer that will receive New Securities for its own account in exchange for Old Securities, we will represent on behalf of such broker-dealer that the Old Securities to be exchanged for the New Securities were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Securities, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.




                                       Very truly yours,





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